Exhibit 99.1

AMERICREDIT REPORTS FOURTH QUARTER AND

FISCAL YEAR 2003 OPERATING RESULTS

Company also restates results for fiscal year 2002

FORT WORTH, TEXAS August 25, 2003 – AMERICREDIT CORP. (NYSE: ACF) today announced operating results for its fourth quarter and fiscal year 2003 and a restatement of operating results for fiscal year 2002 and the nine months ended March 31, 2003. This announcement updates the August 6, 2003, press release that provided summary operating results for the quarter and fiscal year ended June 30, 2003.

Fourth quarter and fiscal year 2003 results

For its fourth fiscal quarter ended June 30, 2003, AmeriCredit reported a net loss of $17.1 million, or $0.11 per share, which includes a $93.7 million pre-tax ($57.7 million after-tax), non-cash impairment charge to the Company’s credit enhancement assets. Restated earnings for the fourth fiscal quarter ended June 30, 2002, were $90.8 million, or $1.00 per share. For the fiscal year ended June 30, 2003, AmeriCredit reported net income of $21.2 million, or $0.15 per share, compared with restated earnings of $314.6 million, or $3.50 per share, for the fiscal year ended June 30, 2002.

The carrying value of the Company’s credit enhancement assets after the impairment charge is based on the assumption that credit defaults and recovery rates in the off-balance sheet trusts will be consistent with recent experience for the foreseeable future. These assumptions lead to cumulative credit loss expectations for the 2000, 2001 and 2002 trusts in the 13.0 to 14.5 percent range, compared to previous expectations in the 12.5 to 14.0 percent range.

“While we’re disappointed with the impairment charge related to our off-book portfolio, we’re encouraged with the progress we’ve made under our revised operating plan,” said AmeriCredit CEO Clifton Morris. “Over the last six months, we made tough decisions, executed changes swiftly, and finished the fiscal year with improved liquidity and a stronger balance sheet.”

Automobile loan purchases were $686.9 million for the fourth quarter of fiscal 2003, compared with the Company’s stated origination goal of approximately $750 million per quarter. Loan purchases for the same quarter last year were $2.4 billion. Managed auto receivables totaled $14.9 billion at June 30, 2003.

Annualized net charge-offs were 7.4% of average managed auto receivables for the fourth quarter of fiscal 2003, compared with annualized net charge-offs of 7.6% for the March 2003 quarter and 5.2% for the June 2002 quarter. Managed auto receivables more than 60 days delinquent were 3.3% of total managed auto receivables at June 30, 2003, compared with 2.7% at March 31, 2003, and 3.3% at June 30, 2002.

AmeriCredit’s unrestricted cash balance totaled $316.9 million at June 30, 2003, compared with $238.1 million at March 31, 2003. Additionally, in July the Company received a $70 million refund of estimated tax payments made in fiscal year 2003.

FAS 133 restatement

The Company and its independent accountants have reviewed the accounting treatment under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” (FAS 133) for certain interest rate swaps that were entered into prior to 2001 and used to hedge interest rate risk on a portion of its cash flows from credit enhancement assets. The result of this review is that certain unrealized losses originally classified in other comprehensive income should be reclassified to net income for fiscal year 2002 and the first nine months of fiscal year 2003.

This restatement totals approximately $56.5 million pre-tax and affects the following periods:

(Dollars in thousands, except per share amounts)	Nine Months Ended March 31, 2003	Year Ended June 30, 2002
Pre-Tax Earnings
Previous	$65,159	$565,012
As restated	62,218	511,496

Net Income
Previous	$40,073	$347,483
As restated	38,264	314,570

Earnings Per Share
Previous	$0.30	$3.87
As restated	0.29	3.50

Shareholders’ Equity
Previous	$1,912,557	$1,432,316
As restated	1,912,557	1,427,449

In September, the Company will file an amended annual report on Form 10-K for the fiscal year ended June 30, 2002, and amended quarterly reports on Form 10-Q for the first three quarters of fiscal year 2003 to reflect these changes.

Regulation FD

Pursuant to Regulation FD, the Company provides its expectations regarding future business trends to the public via a press release or 8-K filing. The Company anticipates some risks and uncertainties with its guidance as it continues to execute its revised operating plan implemented in February 2003.

This guidance incorporates, but is not limited to, the restatement of prior period earnings related to FAS 133, the impairment of credit enhancement assets in the June 2003 quarter and the following assumptions:

•	Approximately $750 million in quarterly loan originations,

•	Stable credit quality,

•	An increase in operating expenses as a percent of the managed portfolio as the portfolio balance declines, and

•	AmeriCredit anticipates that it will terminate its whole loan purchase facility in the September 2003 quarter. In connection, the Company will be required to expense the 3% (approximately $30 million) residual interest granted to the purchaser and all deferred costs related to the facility during the quarter. AmeriCredit intends to repurchase and subsequently securitize these receivables.

Net income forecast

($ millions)	12 mos. ending 12/31/03	12 mos. ending 6/30/04
Net income	$55 – 70	$125 – 155

“Our forecast is based on a stable economic environment and continued implementation of our current operating plan,” said AmeriCredit President Dan Berce. “However, if credit conditions improve and we receive excess cash flow from FSA-insured trusts sooner than originally expected, we could consider increasing our loan origination levels before the end of fiscal 2004.”

AmeriCredit will host a conference call for analysts and investors today at 5:30 P.M. Eastern Daylight Time. For a live Internet broadcast of this conference call, please go to the Company’s Web site to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About AmeriCredit

AmeriCredit Corp. is a leading independent middle-market auto finance company. Using its branch network and strategic alliances with auto groups and banks, the Company purchases retail installment contracts entered into by auto dealers with consumers who are typically unable to obtain financing from traditional sources. AmeriCredit has more than one million customers and over $14 billion in managed auto receivables. The Company was founded in 1992 and is headquartered in Fort Worth, Texas. For more information, visit www.americredit.com.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s annual report on Form 10-K for the period ended June 30, 2002. Such risks include – but are not limited to – deteriorating economic environment, adverse portfolio performance, declining wholesale values, reliance on capital markets, fluctuating interest rates, increased competition, regulatory changes and tightening labor markets. These forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially.

AmeriCredit Corp.

Consolidated Income Statements

(Unaudited, Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended June 30,		Year Ended June 30,
	2003	2002 Restated	2003	2002 Restated
Revenue:
Finance charge income	$202,796	$80,418	$613,225	$339,430
Gain on sale of receivables	—	122,812	132,084	448,544
Servicing (loss) income	(14,236)	102,920	211,330	335,855
Other income	8,779	3,570	24,642	12,887

	197,339	309,720	981,281	1,136,716

Costs and expenses:
Operating expenses	73,223	108,480	373,739	424,131
Provision for loan losses	77,785	16,913	307,570	65,161
Interest expense	70,772	36,658	202,225	135,928
Restructuring charges	3,291	—	63,261	—

	225,071	162,051	946,795	625,220

(Loss) income before income taxes	(27,732)	147,669	34,486	511,496

Income tax (benefit) provision	(10,677)	56,852	13,277	196,926

Net (loss) income	$(17,055)	$90,817	$21,209	$314,570

(Loss) earnings per share:
Basic	$(0.11)	$1.06	$0.15	$3.71

Diluted	$(0.11)	$1.00	$0.15	$3.50

Weighted average shares	156,320,422	85,583,576	137,501,378	84,748,033

Weighted average shares and assumed incremental shares	156,320,422	91,200,763	137,807,775	89,800,621

Consolidated Balance Sheets

(Unaudited, Dollars in Thousands)

	June 30, 2003	March 31, 2003 Restated	June 30, 2002 Restated
Cash and cash equivalents	$316,921	$238,133	$92,349
Finance receivables, net	4,996,616	4,742,859	2,198,391
Interest-only receivables from Trusts	213,084	375,590	506,583
Investments in Trust receivables	760,528	769,492	691,065
Restricted cash – gain on sale Trusts	387,006	334,124	343,570
Restricted cash – securitization notes payable	229,917	125,301	—
Restricted cash – warehouse credit facilities	764,832	538,561	56,479
Property and equipment, net	123,713	130,147	120,505
Other assets	315,412	294,233	208,075

Total assets	$8,108,029	$7,548,440	$4,217,017

Warehouse credit facilities	$1,272,438	$2,263,547	$1,751,974
Whole loan purchase facility	902,873	902,121	—
Securitization notes payable	3,281,370	1,675,106	—
Senior notes	378,432	379,050	418,074
Other notes payable	34,599	65,914	66,811
Funding payable	25,562	23,082	126,893
Accrued taxes and expenses	162,433	193,534	194,260
Derivative financial instruments	66,531	82,962	85,922
Deferred income taxes	103,162	50,567	145,634

Total liabilities	6,227,400	5,635,883	2,789,568

Shareholders’ equity	1,880,629	1,912,557	1,427,449

Total liabilities and shareholders’ equity	$8,108,029	$7,548,440	$4,217,017

Consolidated Statements of Cash Flows

(Unaudited, Dollars in Thousands)

	Three Months Ended June 30,		Year Ended June 30,
	2003	2002 Restated	2003	2002 Restated
Cash flows from operating activities:
Net (loss) income	$(17,055)	$90,817	$21,209	$314,570
Adjustments to reconcile net (loss) income to net cash provided (used) by operating activities:
Depreciation and amortization	19,572	10,497	55,925	38,372
Provision for loan losses	77,785	16,913	307,570	65,161
Deferred income taxes	69,581	31,353	7,441	40,770
Accretion of present value discount	(13,981)	(31,963)	(99,351)	(112,261)
Impairment of credit enhancement assets	93,742	11,983	189,520	53,897
Non-cash gain on sale of receivables	—	(117,019)	(124,831)	(424,771)
Non-cash restructuring charges	2,705	—	41,251	—
Other	(678)	2,018	3,182	2,018
Distributions from Trusts – net of swap payments	(3,766)	60,770	140,836	243,596
Initial deposits to credit enhancement assets	—	(64,995)	(58,101)	(368,495)
Change in assets and liabilities:
Other assets	(31,397)	(3,170)	(28,011)	(41,979)
Accrued taxes and expenses	(40,401)	(21,398)	(48,015)	88,017
Purchases, principal collections and sales of receivables held for sale	—	125,816	1,922,076	(273,476)

Net cash provided (used) by operating activities	156,107	111,622	2,330,701	(374,581)

Cash flows from investing activities:
Purchases and principal collections of receivables	(311,936)	—	(5,099,127)	—
Purchases of property and equipment	(1,772)	3,357	(40,670)	(11,559)
Net change in restricted cash and other	(299,642)	16,554	(967,915)	(10,104)

Net cash (used) provided by investing activities	(613,350)	19,911	(6,107,712)	(21,663)

Cash flows from financing activities:
Net change in warehouse credit facilities	(991,109)	(140,255)	(479,223)	248,073
Net change in whole loan purchase facility	—	—	875,000	—
Net change in securitization notes	1,595,359	—	3,261,230	—
Net change in senior notes and other	(70,927)	20,202	(138,131)	173,976
Proceeds from issuance of common stock	2,597	5,461	482,345	20,818

Net cash provided (used) by financing activities	535,920	(114,592)	4,001,221	442,867

Net increase in cash and cash equivalents	78,677	16,941	224,210	46,623

Effect of Canadian exchange rate changes on cash and cash equivalents	111	520	362	710

Cash and cash equivalents at beginning of period	238,133	74,888	92,349	45,016

Cash and cash equivalents at end of period	$316,921	$92,349	$316,921	$92,349

Other Financial Data

(Unaudited, Dollars in Thousands)

	Three Months Ended June 30,		Year Ended June 30,
	2003	2002	2003	2002
Loan originations	$686,851	$2,426,079	$6,310,584	$8,929,352
Loans securitized	1,947,680	2,558,912	6,487,873	8,608,909

Average on-book receivables	$5,186,506	$1,696,581	$3,723,023	$1,753,182
Average gain on sale receivables	10,200,346	12,556,982	12,013,489	10,711,164

Average managed receivables	$15,386,852	$14,253,563	$15,736,512	$12,464,346

	June 30, 2003	June 30, 2002
Ending on-book receivables	$5,326,314	$2,261,718
Ending gain on sale receivables	9,562,464	12,500,743

Ending managed receivables	$14,888,778	$14,762,461

	June 30, 2003	March 31, 2003	June 30, 2002
On-book receivables:
Principal	$5,326,314	$5,028,731	$2,261,718
Allowance for loan losses and nonaccretable acquisition fees	(329,698)	(285,872)	(63,327)

	$4,996,616	$4,742,859	$2,198,391

	6.2%	5.7%	2.8%

(% of ending portfolio balance)	June 30, 2003	March 31, 2003	June 30, 2002
Loan delinquency:
31—60 days	8.2%	7.3%	7.0%
> 60 days	3.3	2.7	3.3

	11.5	10.0	10.3
Repossessions	1.2	1.4	1.1

	12.7%	11.4%	11.4%

	Three Months Ended June 30,		Year Ended June 30,
	2003	2002	2003	2002
Net charge-offs:
On-book	$46,369	$16,033	$111,366	$54,420
Gain on sale	236,241	168,725	915,291	519,398

	$282,610	$184,758	$1,026,657	$573,818

Net charge-offs as a percent of average managed receivables	7.4%	5.2%	6.5%	4.6%

The Company evaluates the profitability of its lending activities based partly upon the net margin related to its managed auto loan portfolio, including on-book and gain on sale receivables. The Company uses this information to analyze trends in the components of the profitability of its managed auto portfolio. Net margin on a managed basis facilitates comparisons of results between the Company and other finance companies (i) that do not securitize their receivables or (ii) due to the structure of their securitization transactions, are not required to account for the securitization of their receivables as a sale. The Company routinely securitizes its receivables and prior to October 1, 2002, recorded a gain on the sale of such receivables. The net margin on a managed basis presented below assumes that all securitized receivables have not been sold and are still on the Company’s consolidated balance sheet. Accordingly, no gain on sale or servicing income would have been recognized. Instead, finance charges would be recognized over the life of the securitized receivables as earned, and interest and other costs related to the asset-backed securities would be recognized as incurred.

	Three Months Ended June 30,		Year Ended June 30,
	2003	2002	2003	2002
Finance charge and other income	$652,417	$643,257	$2,732,043	$2,298,439
Funding costs	(193,792)	(198,889)	(779,862)	(759,324)

Net margin	$458,625	$444,368	$1,952,181	$1,539,115

	Three Months Ended June 30,		Year Ended June 30,
	2003	2002	2003	2002
Finance charge and other income	17.0%	18.1%	17.4%	18.4%
Funding costs	(5.0)	(5.6)	(5.0)	(6.1)

Net margin as a percent of average managed receivables	12.0%	12.5%	12.4%	12.3%

	Three Months Ended June 30,		Year Ended June 30,
	2003	2002	2003	2002
Operating expenses	$73,223	$108,480	$373,739	$424,131
Operating expenses as a percent of average managed receivables	1.9%	3.1%	2.4%	3.4%
Tax rate	38.5%	38.5%	38.5%	38.5%

The following is a reconciliation of finance charge and other income as reflected on the Company’s consolidated income statements to the Company’s managed basis finance charge and other income:

	Three Months Ended June 30,		Year Ended June 30,
	2003	2002	2003	2002
Finance charge and other income per consolidated income statements	$211,575	$83,988	$637,867	$352,317
Adjustment to reflect income earned on receivables in gain on sale Trusts	440,842	559,269	2,094,176	1,946,122

Managed basis finance charge and other income	$652,417	$643,257	$2,732,043	$2,298,439

The following is a reconciliation of funding costs as reflected on the Company’s consolidated income statements to the Company’s managed basis funding costs:

	Three Months Ended June 30,		Year Ended June 30,
	2003	2002	2003	2002
Interest expense per consolidated income statements	$70,772	$36,658	$202,225	$135,928
Adjustment to reflect expenses incurred by gain on sale Trusts	123,020	162,231	577,637	623,396

Managed basis funding costs	$193,792	$198,889	$779,862	$759,324

Contact:

Investor Relations		Media Relations
Kim Pulliam	Jason Landkamer	John Hoffmann
(817) 302-7009	(817) 302-7811	(817) 302-7627